VOICE MOBILITY ANNOUNCES BOARD CHANGES

Gary Donahee to Assume Chairman of the Board Role

VANCOUVER, BC, CANADA – June 12, 2006 – Voice Mobility International, Inc. (TSX: VMY, OTCBB: VMII and FWB: VMY), a Vancouver based developer and provider of carrier grade enhanced messaging solutions, today announced changes to its Board of Directors.

As the company moves into the next phase of its growth, the Board of Directors has been reorganized to maximize the talents of its members. Gary Donahee has accepted the role of Chairman of the Board. Mr. Donahee, former Executive Vice President and President of the Americas for Nortel Networks was responsible for the largest sales growth in the history of the company in 2000. His roles included President of the Caribbean and South America as well as President of the Service Provider and Enterprise customer base in Europe, Middle East and Africa.

“We expect Gary to be a catalyst as the focus of the company shifts to rapid revenue growth. Gary has been recognized as a top performer throughout his business career. We are delighted that Gary is assuming the role of Chairman of the Board. Gary’s higher level of involvement with sales and channel development is key for Voice Mobility,” said Randy Buchamer, CEO, Voice Mobility.

Don Calder has stepped down as Chairman of the Board. We thank Don for his contributions during his tenure. Don will remain on the Board as a Director where Voice Mobility will continue to utilize Don’s industry knowledge and expertise.

Bill Krebs, one of the original founders is stepping down from the Board. Bill was instrumental in the development stages of the company. We thank Bill for his many years of contribution with Voice Mobility.

About Voice Mobility

Voice Mobility produces carrier-grade enhanced messaging software that replaces legacy voicemail systems and provides enhanced messaging functionality – all on the same platform. Telecommunications providers can lower administrative and capital costs without disrupting current revenue streams and achieve incremental revenue growth by providing both new and enhanced service offerings that complement their current marketing mix. For more information, visit www.voicemobility.com.

For Further Information:	Investor Relations:
Randy Buchamer	North America: 1.888.370.8751
Voice Mobility International Inc.	investors@voicemobility.com
604.482.0000